Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated August 11, 2006 relating to the financial statements of Superior Offshore International, L.L.C. and relating to the balance sheet of Superior Offshore International, Inc. included herein and to the references to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
KPMG LLP
New Orleans, Louisiana
September 29, 2006